Exhibit 99.1

Universal Insurance Holdings, Inc. Declares Cash Dividend of 0.29 Cents per Share

Fort Lauderdale, Fla., November 16, 2018 – The Board of Directors of Universal Insurance Holdings, Inc. (NYSE: UVE) has declared a quarterly cash dividend of 0.29 cents per share on the common stock, payable December 4, 2018, to shareholders of record as of the close of business on November 27, 2018. The 0.29 cents per share dividend includes a 0.16 cent per share regular quarterly cash dividend and an additional special cash dividend of 0.13 cents per share, bringing the total special and ordinary dividends declared in 2018 to 0.73 cents per share.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is actively writing business in 17 states. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. Learn more at universalinsuranceholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended September 30, 2018.

Contacts:

Media

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449